Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of , 2026 (the “Agreement Date”), is entered into by and between BAOSHENG MEDIA GROUP HOLDINGS LIMITED, a Cayman Islands exempted company (the “Company”), and HIGH WEST PARTNERS LLC, a California limited liability company (the “Investor”).

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, from time to time and as provided herein, the lesser of (i) up to $30,000,000 of the Company’s Ordinary Shares, par value $0.0096 per share (the “Ordinary Shares”), or (ii) if the Ordinary Shares is listed on any exchange operated by The Nasdaq Stock Market or the New York Stock Exchange (any, an “Exchange”) up to an amount of shares of Ordinary Shares that constitutes the Exchange Cap (as defined below) (collectively, the “Commitment Amount”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor, intending to be legally bound, hereby agree as follows:

1.             CERTAIN DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)            “Available Amount” means, initially, $30,000,000 in the aggregate, which amount shall be reduced by the Purchase Amount each time the Investor purchases Purchase Shares pursuant to Section 2 hereof.

(b)            “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(c)            “Business Day” means any day on which banks located in Los Angeles, California are permitted to be open except Saturday or Sunday.

(d)            “Closing Sale Price” means, for any security as of any date, the last closing sale price on such date for such security on the Principal Market as reported by the Principal Market (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(e)            “Commitment Shares Determination Date” means the earlier of (i) the Trading Day prior to the effectiveness of the Registration Statement or (ii) the Trading Day prior to the date that the Investor delivers a written request to the Company for the Commitment Shares.

(f)            “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects or intangible property (including, without limitation, documents, prototypes, samples, plant and equipment).Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within ten (10) Trading Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party without confidential restriction at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that (X) the receiving party (1) to the extent practicable gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure and (2) furnishes only that portion of the Confidential Information that in the opinion of counsel to the extent practicable is legally required to be disclosed, and (Y) any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally required disclosure.

(g)            “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h)            “Designated Brokerage Account” shall mean the brokerage account provided by the Investor for the delivery of the applicable Securities.

(i)             “DTC” means The Depository Trust Company, or any successor performing substantially the same function for the Company.

(j)             “DWAC Shares” means shares of Ordinary Shares that are (i) issued in electronic form, (ii) the resale of which is registered under an effective registration statement and (iii) timely credited, once a DWAC notice is received, by the Company to the Investor’s or its designee’s specified Deposit/Withdrawal at Custodian (“DWAC”) account with DTC under its Fast Automated Securities Transfer (“FAST”) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

(k)            “Equity Conditions” has the meaning set forth in Section 2(a)(iii).

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m)           “Exempt Issuance” means the issuance of (i) Ordinary Shares, Ordinary Shares Equivalents, options or other equity incentive awards to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the Company’s Board of Directors or a majority of the members of a committee of the Board of Directors established for such purpose, (ii) any Securities issued to the Investor pursuant to this Agreement, (iii) any securities issued upon the exercise or exchange of or conversion of any shares of Ordinary Shares or Ordinary Shares Equivalents held by the Investor at any time, or (iv) any securities issued upon the exercise or exchange of or conversion of any Ordinary Shares Equivalents that are issued and outstanding on the date of this Agreement, provided that such securities referred to in this clause (iv) have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

(n)            “Floor Price” shall mean $2.00.

(o)            “Investment Limit” shall mean $5,000,000, subject to increase at the sole discretion of the Investor.

(p)            “Material Adverse Effect” means any material adverse effect on (i) the enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect that resulted primarily from (A) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) any change arising in connection with pandemics, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (D) any action taken, or omitted to be taken, by the Investor, its affiliates or its or their respective successors and assigns with respect to the transactions contemplated by this Agreement or the Registration Rights Agreement, (E) the effect of any change in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (F) any change resulting from compliance with terms of this Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement, or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination; provided, however, that neither the existence, pendency, prosecution or defense of any legal proceeding disclosed in any report, schedule, form, statement or other document filed with or furnished to the SEC by the Company prior to the Agreement Date which includes the proceedings set forth in Exhibit E attached (collectively, the “Disclosed Litigation Matters”) nor any disclosure of any Disclosed Litigation Matter shall constitute, or be taken into account in determining whether there has occurred, a Material Adverse Effect, except to the extent of any material adverse development in any Disclosed Litigation Matter first occurring after the Agreement Date.

(q)            “Maturity Date” means the first day of the month immediately following the three (3) month anniversary of the Commencement Date.

(r)            “Ordinary Shares Equivalent” means any securities of the Company entitling the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable

(s)            “OTC Blackout” shall mean any calendar day that the Ordinary Shares is not listed on an Exchange that is registered with the SEC under Section 6 of the Exchange Act (such as Nasdaq and NYSE), and the Principal Market is an over-the-counter market. This may be waived at any time by the Investor.

(t)            “PEA Period” means the period commencing at 9:30 a.m., Eastern time, on the fifth Trading Day immediately prior to the filing of any post-effective amendment to the Registration Statement (as defined herein) or New Registration Statement (as such term is defined in the Registration Rights Agreement), and ending at 9:30 a.m., Eastern time, on the Trading Day immediately following, the effective date of any post-effective amendment to the Registration Statement (as defined herein) or New Registration Statement (as such term is defined in the Registration Rights Agreement).

(u)            “Person” means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(v)            “Predetermined Purchase” means the purchase of the Predetermined Purchase Shares by the Investor from the Company pursuant to Section 2(a).

(w)            “Predetermined Purchase Closing” has the meaning set forth in Section 2(a)(ii).

(x)            “Predetermined Purchase Notice” means the irrevocable written notice from the Company to the Investor with respect to the Predetermined Purchase, delivered following the Investor’s written acceptance of a Predetermined Purchase Request.

(y)            “Predetermined Purchase Notice Limit” means with respect to a Predetermined Purchase made pursuant to Section 2(a) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor in a Predetermined Purchase Notice, which number of Purchase Shares shall not exceed 15% of the average daily trading volume for the five Trading Days prior to the Investor’s receipt of the Predetermined Purchase Notice.

(z)            “Predetermined Purchase Notice Date” means the Trading Day on which the Investor receives the Predetermined Purchase Notice in accordance with Section 2(a).

(aa)          “Predetermined Purchase Request” means the written request from the Company to the Investor to effect the Predetermined Purchase, submitted in accordance with Section 2(a)(i).

(bb)         “Principal Market” means the Nasdaq Capital Market (or any successor thereto); provided, however, that in the event the Company’s Ordinary Shares is not listed on the Nasdaq Capital Market (or any successor thereto) but is then listed or traded on any other Exchange (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other exchange or market on which the Company’s Ordinary Shares is then listed or traded.

(cc)          “Purchase Amount” means, with respect to any Predetermined Purchase, Single Day Purchase, or any VWAP Purchase made hereunder, as applicable, the portion of the Available Amount to be purchased by the Investor pursuant to Section 2 hereof.

(dd)         “Purchase Date” means any date that is a Predetermined Purchase Date, Single Day Purchase Date and/or a VWAP Purchase Date, as applicable.

(ee)          “Purchase Notice” means either of a Predetermined Purchase Notice, Single Day Purchase Notice, or a VWAP Purchase Notice, as applicable.

(ff)           “Purchase Notice Shares” shall mean all shares of Ordinary Shares that the Company shall be entitled to issue as set forth in all applicable Purchase Notices in accordance with the terms and conditions of this Agreement.

(gg)         “Purchase Shares” shall mean any shares of Ordinary Shares that the Company is obligated to issue the Investor under this Agreement pursuant to a Purchase Notice.

(hh)         “Registration Rights Agreement” means that certain registration rights agreement entered into by the parties on the Agreement Date.

(ii)            “SEC” means the U.S. Securities and Exchange Commission.

(jj)            “Securities” means, collectively, the Purchase Shares and the Commitment Shares.

(kk)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ll)           “Single Day Purchase Date” means, with respect to a Single Day Purchase made pursuant to Section 2(b) hereof, the Trading Day on which the Investor receives, prior to 11:00 a.m., Eastern time, on such Trading Day, a valid Single Day Purchase Notice for such Single Day Purchase in accordance with this Agreement.

(mm)        “Single Day Purchase Notice” means, with respect to any Single Day Purchase pursuant to Section 2(b) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to buy such applicable amount of Purchase Shares at the applicable Single Day Purchase Price as specified by the Company therein on the applicable Single Day Purchase Date for such Single Day Purchase.

(nn)         “Single Day Purchase Price” means, with respect to any Single Day Purchase made pursuant to Section 2(b) hereof, the average of the three lowest traded prices of the Ordinary Shares on the applicable Single Day Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs on or after the date of this Agreement).

(oo)         “Subsidiary” means any Person the Company wholly owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

(pp)         “Trading Day” means any day on which the Principal Market is open for trading, including any day on which the Principal Market is open for trading for at least four and one-half hours.

(qq)         “Transaction Documents” means, collectively, this Agreement and the schedules and exhibits hereto, the Registration Rights Agreement and the schedules and exhibits thereto, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

(rr)           “Transfer Agent” means the transfer agent for the Company as of the Agreement Date, or such other successor Person who is then serving as the transfer agent for the Company in respect of the Ordinary Shares.

(ss)          “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Ordinary Shares or Ordinary Shares Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, Ordinary Shares or Ordinary Shares Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” or “at the market offering” or other continuous offering or similar offering of Ordinary Shares or Ordinary Shares Equivalents, whereby the Company may sell Ordinary Shares or Ordinary Shares Equivalents at a future determined price.

(tt)           “VWAP” means in respect of a Single Day Purchase Date and a VWAP Purchase Date, as applicable, the volume weighted average price of the Ordinary Shares on the Principal Market, as reported by Bloomberg, L.P. using the AQR function.

(uu)         “VWAP Purchase” means a purchase of Ordinary Shares by the Investor based upon the VWAP.

(vv)         “VWAP Purchase Date” means, with respect to any VWAP Purchase made pursuant to Section 2(b) hereof, the Trading Day that is the applicable VWAP Purchase Date with respect to the corresponding VWAP Purchase referred to in clause (i) of the second sentence of Section 2(b) hereof.

(ww)        “VWAP Purchase Notice” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase the number of Purchase Shares specified by the Company therein as the VWAP Purchase Share Amount to be purchased by the Investor (such amount specified, the “VWAP Purchase Share Amount,” subject to adjustment in accordance with Section 2(b) hereof as necessary to give effect to the Purchase Share amount limitations applicable to such VWAP Purchase Share Amount as set forth in this Agreement) at the applicable VWAP Purchase Price on the applicable VWAP Purchase Date for such VWAP Purchase.

(xx)          “VWAP Purchase Price” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, 97% of the lowest daily volume weighted average price of the Ordinary Shares for the three consecutive Trading Days beginning with the Investor’s receipt of a VWAP Purchase Notice (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(yy)         “VWAP Purchase Share Maximum” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor in a VWAP Purchase Notice, which number of Purchase Shares shall not exceed 150% of the average daily trading volume for the five Trading Days prior to the Investor’s receipt of the VWAP Purchase Notice.

2.             PURCHASE OF ORDINARY SHARES.

(a)            Predetermined Purchase.

i.              At any time during prior to the Maturity Date, provided that the Predetermined Purchase Notice Limit shall not be exceeded, the Company may submit Predetermined Purchase Notices to the Investor in writing identifying (A) the number of Ordinary Shares proposed to be sold (the “Predetermined Purchase Shares”) at the Predetermined Purchase Price and (B) the proposed Predetermined Purchase Notice Date. The Predetermined Purchase Request shall be subject to the satisfaction of each of the Equity Conditions (as defined below) as of the proposed Predetermined Purchase Notice Date. The “Predetermined Purchase Price” shall mean eighty-five percent (85%) of the lowest daily volume weighted average price of the Ordinary Shares during the five (5) consecutive Trading Days period prior to and including the Predetermined Purchase Notice Date (such period, the “Predetermined Purchase Valuation Period”).

ii.             Predetermined Purchase Closing. The Company may deliver an irrevocable Predetermined Purchase Notice to the Investor, provided that the Company shall have effectively registered the issuance of the subject shares on Form F-3 as contemplated by Section 5(a)(iii) below. The Company shall deliver the applicable Purchase Notice Shares as DWAC Shares to the Designated Brokerage Account alongside the delivery of the Predetermined Purchase Notice. A Predetermined Purchase Notice shall be deemed delivered on the Business Day that the applicable Predetermined Purchase Notice Form is received after 4:00 p.m. New York time by email by the Investor and before 7:00 p.m. New York time (the “Predetermined Purchase Notice Date”). If the applicable Predetermined Purchase Notice Form is received after 7:00 p.m. New York time, the Predetermined Purchase Notice shall be cancelled, unless waived by Investor in writing. On the Business Day following the Predetermined Purchase Notice Date, the Investor shall confirm that the Equity Conditions have first been satisfied and then the Company shall immediately instruct the Transfer Agent to the deliver via DWAC the applicable Purchase Notice Shares to the Investor’s Designated Brokerage Account. The closing of the Predetermined Purchase (the “Predetermined Purchase Closing”) shall occur no later than the second (2nd) Business Day following the Predetermined Purchase Notice Date (the “Predetermined Purchase Date”). At the Predetermined Purchase Closing, the Investor shall pay to the Company an amount equal to the Predetermined Purchase Price multiplied by the number of Predetermined Purchase Shares, less any fees.

iii.            Equity Conditions. In addition to the other conditions set forth in this Agreement, the Company’s right to deliver a Predetermined Purchase Notice, and the Investor’s obligation to fund and close on the same, shall be subject to the satisfaction of each of the following equity conditions (the “Equity Conditions”) as of the Predetermined Purchase Notice Date and continuing through the Predetermined Purchase Closing, and if any of such Equity Conditions are not satisfied as such, the subject Predetermined Purchase Notice shall be void ab initio:

a.	the Predetermined Purchase Notice Date did not have the lowest daily VWAP, or have the lowest traded price, of the Ordinary Shares for all of the days during the Predetermined Purchase Valuation Period.

b.	the closing price of the Ordinary Shares on the Predetermined Purchase Notice Date must exceed the lowest daily VWAP during the Predetermined Purchase Valuation Period.

c.	the opening sale price of the Ordinary Shares on the Business Day following the Predetermined Purchase Notice Date must exceed 110% of the Predetermined Purchase Price.

d.	the closing sale price of the Ordinary Shares on each of the five (5) Trading Days immediately preceding the Predetermined Purchase Notice Date shall be no less than $0.50 per share.

e.	the Investor shall have determined, in its reasonable judgment, that no halt, suspension, limit-down, or material disorderly market condition exists in the Ordinary Shares or the broader equity markets that would impair the Investor’s ability to resell the Predetermined Purchase Shares in an orderly manner.

f.	each of the conditions to the Investor’s obligation to purchase set forth in Section 8 shall be satisfied and no Suspension Event shall have occurred or be continuing.

Subject to the terms and conditions set forth in this Agreement, the Company has the right, but not the obligation, to sell to the Investor, in the Company’s sole and absolute discretion, and the Investor has the obligation to purchase from the Company, Purchase Shares in addition as follows:

(b)            Single Day Sales of Ordinary Shares. Upon the satisfaction of all of the conditions set forth in Sections 7 and 8 hereof (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”) and thereafter, until the Maturity Date or as earlier terminated in accordance with the terms of this Agreement, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Single Day Purchase Notice from time to time in accordance with this Agreement, to purchase the applicable Purchase Shares at the Single Day Purchase Price on the Single Day Purchase Date therefor in accordance with this Agreement (each such purchase, a “Single Day Purchase”); provided, however that the Investor’s committed obligation shall not exceed the Investment Limit, and the maximum amount of Purchase Notice Shares the Company may require the Investor to purchase per each Single Day Purchase Notice shall be the lesser of: (i) 35% of the three day average daily trading volume or (ii) the Investment Limit divided by the highest Closing Sale Price of the Ordinary Shares over the most recent five Trading Days immediately preceding receipt of the subject Purchase Notice on any single Trading Day, subject to adjustment as set forth below in this Section 2(a) (such maximum number of Purchase Shares, as may be adjusted from time to time, the “Single Day Purchase Share Limit”). If the Company delivers any Single Day Purchase Notice for a Purchase Amount in excess of the limitations contained in the immediately preceding sentence, such Single Day Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such Single Day Purchase Notice exceeds the number of Purchase Shares that the Company is permitted to include in such Single Day Purchase Notice in accordance herewith, and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Single Day Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the number of Purchase Shares that the Company is permitted to include in such Single Day Purchase Notice. The Company shall deliver the Purchase Notice Shares as DWAC Shares to the Designated Brokerage Account alongside the delivery of the Single Day Purchase Notice. A Single Day Purchase Notice shall be deemed delivered on the Business Day (i) a Single Day Purchase Notice form is received by 11:00 a.m. New York time by email by the Investor and (ii) the DWAC of the applicable Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s Designated Brokerage Account by 11:00 a.m. New York time (the “Single Day Purchase Notice Date”). If the applicable Single Day Purchase Notice form is received after 11:00 a.m. New York time or the DWAC of the applicable Purchase Notice Shares has not been completed as confirmed by the Investor’s Designated Brokerage Account by 11:00 a.m. New York time, then the next Business Day shall be the Single Day Purchase Notice Date, unless waived by Investor in writing. Notwithstanding the foregoing, the Investor may waive the Single Day Purchase Share Limit at any time to allow the Investor to purchase additional shares under a Single Day Purchase Notice. In addition, the Company shall not deliver any Single Day Purchase Notices to the Investor during the PEA Period or any OTC Blackout, unless so waived by the Investor.

(c)            VWAP Purchases. Subject to the terms and conditions of this Agreement, from and after the Commencement Date, until the Maturity Date or as earlier terminated in accordance with the terms of this Agreement, in addition to Single Day Purchases as described in Section 2(a) above, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a VWAP Purchase Notice from time to time in accordance with this Agreement, to purchase Ordinary Shares under the applicable VWAP Purchase at the VWAP Purchase Price on the VWAP Purchase Date therefor in accordance with this Agreement. The Company may deliver a VWAP Purchase Notice to the Investor only (i) on a VWAP Purchase Date on which the Company also properly submitted a VWAP Purchase Notice providing for a VWAP Purchase of a number of Purchase Shares less than the VWAP Purchase Share Maximum then in effect on such VWAP Purchase Date in accordance with this Agreement, and (ii) the Company has delivered the Purchase Notice Shares as DWAC Shares to the Designated Brokerage Account. A VWAP Purchase Notice shall be deemed delivered on the Business Day (i) a VWAP Purchase Notice form is received by 11:00 a.m. New York time by email by the Investor and (ii) the DWAC of the applicable Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s Designated Brokerage Account by 11:00 a.m. New York time (the “VWAP Purchase Notice Date”). If the applicable VWAP Purchase Notice form is received after 11:00 a.m. New York time or the DWAC of the applicable Purchase Notice Shares has not been completed as confirmed by the Investor’s Designated Brokerage Account by 11:00 a.m. New York time, then the next Business Day shall be the VWAP Purchase Notice Date, unless waived by Investor in writing. If the Company delivers any VWAP Purchase Notice directing the Investor to purchase an amount of Purchase Shares that exceeds the VWAP Purchase Share Maximum that the Company is then permitted to include in such VWAP Purchase Notice, such VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such VWAP Purchase Notice exceeds the VWAP Purchase Share Maximum that the Company is then permitted to include in such VWAP Purchase Notice (which shall be confirmed in a VWAP Purchase confirmation), and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to complete the VWAP Purchase up to the VWAP Purchase Share Maximum. Within four Trading Days after each VWAP Purchase Date for a VWAP Purchase, the Investor will provide to the Company a written confirmation of such VWAP Purchase setting forth the applicable VWAP Purchase Share Amount and VWAP Purchase Price for such VWAP Purchase. Notwithstanding the foregoing, the Company shall not deliver any VWAP Purchase Notices to the Investor during the PEA Period or OTC Blackout unless so waived by the Investor.

(d)            Certain Limitations. Notwithstanding anything to the contrary in this Agreement, the Investor’s obligations under this Agreement shall in all cases be subject to the Investment Limit and the Beneficial Ownership Limitation with respect to each Purchase Notice. Additionally, notwithstanding any other terms to the contrary in this Agreement, the Company shall not, and shall not have the right to, submit more than one (1) Single Day Purchase Notice on any single Trading Day, and shall not, and shall not have the right to, submit more than one (1) VWAP Purchase Notice on any single Trading Day, unless such limitation is waived for a particular request by the Investor. Notwithstanding any other terms in this Agreement, following delivery of a Predetermined Purchase Notice, the Company shall not be entitled to deliver any other Purchase Notices to the Investor within the following five (5) Business Days, unless such limitation is waived in writing by the Investor. Also, for the avoidance of doubt, the Company shall not have the right to submit any Purchase Notice if any Suspension Event has occurred, or any event which, after notice and/or lapse of time, would become a Suspension Event has occurred.

(e)            Payment for Purchase Shares.

(i)             For each Single Day Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such Single Day Purchase. as full payment for such Purchase Shares via wire transfer of immediately available funds on the Trading Day following the Investor’s receipt of the Purchase Shares as DWAC Shares, if such Purchase Shares are received by the Investor before 11:00 a.m., Eastern time, or, if such Purchase Shares are received by the Investor after 11:00 a.m., Eastern time, the second Trading Day following the Investor’s receipt of the Purchase Shares as DWAC Shares.

(ii)            For each VWAP Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such VWAP Purchase, as full payment for such Purchase Shares via wire transfer of immediately available funds on the fourth Trading Day following the Investor’s receipt of the Purchase Shares as DWAC Shares, if such Purchase Shares are received by the Investor before 11:00 a.m., Eastern time, or, if such Purchase Shares are received by the Investor after 11:00 a.m., Eastern time, the fifth Trading Day following the Investor’s receipt of the Purchase Shares as DWAC Shares.

(iii)           The Company shall not issue any fraction of a share of Ordinary Shares upon any Single Day Purchase or VWAP Purchase. If the issuance would result in the issuance of a fraction of a share of Ordinary Shares, the Company shall round such fraction of a share of Ordinary Shares up or down to the nearest whole share. All payments made under this Agreement shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to such account as the Company (or the Investor, as applicable) may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Trading Day, the same shall instead be due on the next succeeding day that is a Trading Day.

(f)	Compliance with Rules of Principal Market.

(i)             General. The Company shall not issue or sell any shares of Ordinary Shares pursuant to this Agreement if such issuance or sale would reasonably be expected to result in (A) a violation of the Securities Act or (B) a breach of the rules and regulations of the Principal Market. The provisions of this Section 2(e) shall be implemented in a manner otherwise than in strict conformity with the terms hereof only if necessary to ensure compliance with the Securities Act and the rules and regulations of the Principal Market.

(ii)            Exchange Listing. If the Company’s Ordinary Shares is listed on an Exchange, the Investor and the Company shall if necessary to comply with the rules of the Exchange amend this Agreement to add a floor price that shall not be greater than the Floor Price and any required shareholder approval requirements related to the issuance of more than 19.99% of outstanding Ordinary Shares (an “Exchange Cap”).

(g)           Beneficial Ownership Limitation. The Company shall not issue to the Investor any Ordinary Shares, the terms and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, the Investor together with its affiliates (the “Attribution Parties”) collectively would beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the shares of Ordinary Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Ordinary Shares beneficially owned by the Investor and the other Attribution Parties shall include the number of shares of Ordinary Shares held by the Investor and all other Attribution Parties plus the number of shares of Ordinary Shares issuable pursuant to the Single Day Purchase Notice or VWAP Purchase Notice with respect to which the determination of such sentence is being made, but shall exclude shares of Ordinary Shares which would be issuable upon exercise, exchange or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Investor or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 2(f).  For purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of outstanding shares of Ordinary Shares the Investor may acquire upon the conversion of this Note without exceeding the Beneficial Ownership Limitation, the Investor may rely on the number of outstanding shares of Ordinary Shares as reflected in (x) the Company’s most recent annual or periodic report on Form 20-F, Current Report on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice issued by the Company or the Transfer Agent, if any, setting forth the number of shares of Ordinary Shares outstanding (any, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of the Investor, the Company shall within one Trading Day confirm orally and in writing or by electronic mail to the Investor the number of shares of Ordinary Shares then outstanding.  If the Company receives a Purchase Notice or VWAP Purchase Notice from the Investor at a time when the actual number of outstanding shares of Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify the Investor in writing of the number of shares of Ordinary Shares then outstanding and, to the extent that such Purchase Notice or VWAP Purchase Notice would otherwise cause the Investor’s beneficial ownership, as determined pursuant to this Section 2(f), to exceed the Beneficial Ownership Limitation, the Investor must notify the Company of a reduced number of shares of Ordinary Shares to be issued pursuant to such Purchase Notice or VWAP Purchase Notice. In any case, the number of outstanding shares of Ordinary Shares shall be determined after giving effect to each conversion, exchange or exercise of securities of the Company including issuances under this Agreement by the Investor and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Ordinary Shares to the Investor upon a Purchase Notice results in the Investor and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Investor’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Investor shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Investor in accordance with the Purchase Agreement, if the Investor suffers any damages, claims or losses as a result of Excess Shares being issued to the extent due to any fault or negligence of the Company or any agent of the Company. Upon delivery of a written notice to the Company, the Investor may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Investor and the other Attribution Parties. For purposes of clarity, the shares of Ordinary Shares issuable pursuant to the terms of this Agreement in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Investor for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  No prior inability to receive Ordinary Shares under this Agreement pursuant to this Section 2(f) shall have any effect on the applicability of the provisions of this Section 2(f) with respect to any subsequent determination of any issuance. The provisions of this Section 2(f) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 2(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 2(f) may not be waived and shall apply to a successor assignee under this Agreement.

(h)           Aggregate VWAP Purchase Limitation. Notwithstanding any other terms of this Agreement, in no event shall the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase Notices on a particular related VWAP Purchase Date require a payment from the Investor that exceeds the Investment Limit, unless such limitation is waived by the Investor in its sole discretion as to any single or combination of VWAP Purchase Notices on a particular related VWAP Purchase Date.

(i)             Delivery of Purchase Notice. With respect to each Single Day Purchase Notice and/or VWAP Purchase Notice, the Company shall deliver to the Investor a completed form of purchase notice in materially the form attached hereto as Exhibit D.

3.             INVESTOR’S REPRESENTATIONS AND WARRANTIES.

The Investor represents and warrants to the Company that as of the Agreement Date, and as of the Commencement Date:

(a)            Organization, Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b)            Investment Purpose.  The Investor is acquiring the Securities as principal for its own account, for investment purposes, and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Investor’s right to sell the Securities at any time pursuant to the Registration Statement described herein or otherwise in compliance with applicable federal and state securities laws).  The Investor is acquiring the Securities hereunder in the ordinary course of its business.

(c)            Accredited Investor Status. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(d)            Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(e)            Information. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor (i) is able to bear the economic risk of an investment in the Securities including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in Section 4 below. The Investor has sought such accounting, legal and tax advice from its own independent advisors as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities and is not relying on any accounting, legal, tax or other advice from the Company or its officers, employees or representatives. The Investor acknowledges and agrees that the Company neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

(f)            No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)            Transfer or Sale. The Investor understands that (i) the Securities may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(h)           Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)             Residency. The Investor’s primary place of business is in the State of California.

(j)             No Short Selling. The Investor represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to the Ordinary Shares.

(k)            No General Solicitation. The Investor is not purchasing or acquiring the Securities as a result of any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Securities.

(l)             Underwriter Status. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in the Registration Statement and in any Prospectus contained therein to the extent required by applicable law.

4.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Investor that, except as set forth in the (i) SEC Documents or (ii) disclosure schedules attached hereto, which exceptions shall be deemed to be a part of the representations and warranties made hereunder (the “Disclosure Schedules”), as of the Agreement Date and as of the Commencement Date:

(a)            Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification, except as disclosed in the SEC Documents. The Company has no Subsidiaries except as set forth on Schedule 4(a) attached hereto.

(b)            Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and (subject to any applicable rules and regulations of the Principal Market) perform its obligations under this Agreement, the Registration Rights Agreement and each of the other Transaction Documents, and to issue the Securities in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the reservation for issuance and the issuance of the Commitment Shares (as defined below in Section 5(e)) and the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders (except as provided in this Agreement), (iii) each of this Agreement and the Registration Rights Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) each of this Agreement and the Registration Rights Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies, (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Board of Directors, or any committee thereof, has approved the resolutions (the “Signing Resolutions”) substantially in the form provided to the Investor to authorize this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect. The Company has delivered to the Investor a true and correct copy of minutes of a meeting of the Board of Directors, or any committee thereof, at which the Signing Resolutions were duly adopted by the Board of Directors or a unanimous written consent adopting the Signing Resolutions executed by all of the members of the Board of Directors or any committee thereof. Except as set forth in this Agreement, no other approvals or consents of the Board of Directors, any authorized committee thereof, or stockholders (except as provided in this Agreement) is necessary under applicable laws and the Articles of Incorporation (as defined below) or Bylaws (as defined below) to authorize the execution and delivery of the Transaction Documents or any of the transactions contemplated thereby, including, but not limited to, the issuance of the Commitment Shares and the issuance of the Purchase Shares.

(c)            Capitalization. As of the Agreement Date, the authorized capital stock of the Company is set forth on Schedule 4(c) attached hereto. (i) No shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished or made available (provided that any documents filed with the SEC and available on the SEC’s EDGAR system shall be deemed to have been made available) to the Investor true and correct copies of the Company’s Articles of Incorporation or Memorandum & Articles of Association, as amended and as in effect on the Agreement Date (the “Articles of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the Agreement Date.

(d)            Issuance of Securities. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Ordinary Shares. Upon issuance in accordance with the terms and conditions of this Agreement, the Commitment Shares (as defined in Section 5(e)) shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Ordinary Shares. As of the Commencement Date, a sufficient number of shares of Ordinary Shares shall have been duly authorized and reserved for issuance upon purchase under this Agreement as Purchase Shares, and for issuance pursuant to this Agreement as Commitment Shares (subject, in each case, to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

(e)            No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares and the Commitment Shares) will not (i) result in a violation of the Articles of Incorporation or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations, the rules of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation, any certificate of designation, preferences and rights of any outstanding series of preferred stock of the Company or bylaws or other organizational documents, as applicable. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority, except as disclosed in the SEC Documents; or (iii) is in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act or applicable state securities laws and the rules of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as set forth elsewhere in this Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. Since one year prior to the Agreement Date, the Company has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional shares of Ordinary Shares and other routine correspondence. The Principal Market has not commenced any delisting or similar proceedings against the Company.

(f)            SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the Agreement Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, presented fairly, in all material respects, the consolidated financial position of the Company as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and were prepared in compliance in all material respects with the requirements of the Securities Act and Exchange Act, as applicable, as in effect as of the time of filing and in conformity with generally accepted accounting principles in the United States as in effect as of the time of filing (“GAAP”) applied on a consistent basis (except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, and subject to immaterial year-end audit adjustments) during the periods involved; the other financial and statistical data with respect to the Company contained or incorporated by reference in the SEC Documents, are based on or derived from sources that the Company believes to be reliable and accurate or fairly present the Company’s good faith estimates that are made on the basis of data derived from such sources; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company does not have any material liabilities or obligations, direct or contingent (including any off balance sheet obligations), not described in the SEC Documents (including the exhibits thereto and documents incorporated by reference thereto), which are required to be described in the SEC Documents (including the exhibits thereto and documents incorporated by reference thereto); and all disclosures contained or incorporated by reference in the SEC Documents, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The Company does not have pending before the SEC any request for confidential treatment of information.

(g)           Absence of Certain Changes; No Undisclosed Events, Liabilities or Developments; Solvency. Since January 1, 2025, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, and there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries, taken as a whole.  Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that is required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law. The Company is financially solvent and except as set forth on Schedule 4(g) and as disclosed in the SEC Documents, is generally able to pay its debts as they become due.

(h)            Litigation. Except with respect to the Disclosed Litigation Matters, there is no action, suit, inquiry, notice of violation, proceeding, or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except with respect to the Disclosed Litigation Matters, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, which would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(i)             Acknowledgment Regarding Investor’s Status. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)             No General Solicitation; No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities contemplated hereby. Neither the Company, nor or any of its affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to be integrated with prior offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market. The issuance and sale of the Securities hereunder, as of the date of this Agreement, does not contravene the rules and regulations of the Principal Market.

(k)            Intellectual Property Rights. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)             Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)           Title. Except as set forth in the SEC Documents, the Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects (“Liens”) and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and, to the knowledge of the Company, enforceable leases with which the Company and its Subsidiaries are in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(o)           Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of any Proceeding relating to the revocation or modification of any Material Permit. For all purposes of this Agreement, the term “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

(p)           Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except for taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(q)           Transactions With Affiliates and Employees. None of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Application of Takeover Protections. The Company and its Board of Directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(s)            Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents that will be timely publicly disclosed by the Company, the Company confirms that neither it nor any other Person authorized to act on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the SEC Documents. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of securities of the Company. All of the disclosure furnished in writing by or on behalf of the Company by a Person authorized by the Company to the Investor regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and at the time when made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(t)            Foreign Corrupt Practices. Neither the Company nor any Subsidiary has, and to the Company’s knowledge, no agent or other person acting on behalf of the Company and each Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company and each Subsidiary (or made by any person acting on behalf of the Company and each Subsidiary of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(u)           DTC Eligibility. The Company, through the Transfer Agent, currently participates in the DTC Fast Automated Securities Transfer (FAST) Program and the Ordinary Shares can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program

(v)           Sarbanes-Oxley Act; Internal Controls. The Company and the Subsidiaries are in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Agreement Date, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Agreement Date.  Except as disclosed in the SEC Documents, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Except as disclosed in the Company’s most recently filed period report under the Exchange Act, since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(w)           Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4(w) that may be due in connection with the transactions contemplated by the Transaction Documents.

(x)            Investment Company. Neither the Company or its Subsidiaries is or, after giving effect to the offering and sale of the Securities to the Investor pursuant to this Agreement, will be, required to be registered as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(y)           Listing and Maintenance Requirements. The Ordinary Shares is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares pursuant to the Exchange Act nor has the Company received any notification that the SEC is currently contemplating terminating such registration. The issued and outstanding shares of Ordinary Shares are quoted on the Principal Market, and the Company is in compliance in all material respects with the current requirements of the Principal Market; and the Securities will be quoted on the Principal Market at the effective date of the Registration Statement. The Company has not, in the 12 months preceding the Agreement Date, received any notice from the Principal Market to the effect that the Company is not in compliance with the requirements of the Principal Market. The Company is, and currently has no reason to believe that it will not in the reasonably foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(z)            Accountants. As of the Agreement Date, the Company has engaged an accounting firm that is a registered public accounting firm as required by the Exchange Act.

(aa)          No Market Manipulation. The Company has not, and to its knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(bb)         Shell Company Status. The Company is not currently an issuer identified in Rule 144(i)(1)(i)  under the Securities Act, and, if it was at any time previously been such an issuer, then the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable during the preceding 12 months, and, as of a date at least one year prior to the Agreement Date, has filed current “Form 10 information” (or, as the Company is a foreign private issuer, the equivalent information on Form 20-F) with the SEC (as defined in Rule 144(i)(3) of the Securities Act) reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1)(i) of the Securities Act.

(cc)          Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(dd)         U.S. Real Property Holding Corporation.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(ee)          Bank Holding Company Act.  Neither the Company nor any of its Subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ff)           Money Laundering. The operations of the Company and its Subsidiaries are conducted in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(gg)         Labor Matters. (i) No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh)         To the Company’s knowledge.

(A)          no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries; and

(B)           neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries.

(ii)            Cybersecurity. (i)(x) To the Company’s knowledge, there has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with customary industry standards and practices.

(jj)            Smaller Reporting Company Status. As of the Agreement Date, the Company is, and as of the Commencement Date, the Company is a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

(kk)          No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

5.             COVENANTS.

(a)	Filing of Current Report and Registration Statement.

i.              The Company agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 6-K relating to the transactions contemplated by, and describing the material terms and conditions of, this Agreement and the Registration Rights Agreement (the “Current Report”). The Company shall permit the Investor to review and comment upon the substantially final pre-filing draft version of the Current Report at least two Trading Days prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the Current Report within one Trading Day from the date the Investor receives the substantially final version thereof from the Company.

ii.             The Company shall register with the SEC the issuance of the Purchase Shares and the Commitment Shares, within fifteen (15) calendar days after the Agreement Date, on its effective Registration Statement on Form F-3 (Registration No. 333-273720), via the filing of a prospectus supplement and all other required filings in accordance with applicable SEC rules, regulations and interpretations (the “Registration Statement”), in compliance with the terms of the Registration Rights Agreement, covering the primary issuance and sale by the Company of the maximum number of Purchase Shares and Commitment Shares as permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations. The Registration Statement shall relate to the transactions contemplated by, and describing the material terms and conditions of, this Agreement and disclosing all information relating to the transactions contemplated hereby required to be disclosed in the Registration Statement and the prospectus supplement as of the date of the Registration Statement, including, without limitation, information required to be disclosed in the section captioned “Plan of Distribution” in the Registration Statement. The Company shall permit the Investor to review and comment upon the Registration Statement within a reasonable time prior to its filing with the SEC, the Company shall give reasonable consideration to all such comments, and the Company shall not file the Current Report or the Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall furnish to the Company such information regarding itself, the Company’s securities beneficially owned by the Investor and the intended method of distribution thereof, including any arrangement between the Investor and any other person or relating to the sale or distribution of the Company’s securities, as shall be reasonably requested by the Company in connection with the preparation and filing of the Current Report and the Registration Statement, and shall otherwise cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Current Report and the Registration Statement with the SEC. The Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any pre-existing registration statement filed or any new registration statement or prospectus which is a part of the foregoing. The Company shall promptly give the Investor notice of any event (including the passage of time) which makes the final prospectus not to be in compliance with Section 5(b) or 10 of the Securities Act and shall use its commercially reasonable efforts thereafter to file with the SEC any Post-Effective Amendment to the Registration Statement, amended prospectus or prospectus supplement in order to comply with Section 5(b) or 10 of the Securities Act.

(b)           Blue Sky. The Company shall take all such action, if any, as is reasonably necessary in order to obtain an exemption for or to register or qualify (i) the issuance of the Commitment Shares and the sale of the Purchase Shares to the Investor under this Agreement and (ii) any subsequent resale of all Commitment Shares and all Purchase Shares and VWAP Shares by the Investor, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Investor from time to time, and shall provide evidence of any such action so taken to the Investor; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(c)            Listing/DTC. If the Ordinary Shares is listed on an Exchange, the Company shall use its commercially reasonable efforts to promptly secure the listing of all of the Purchase Shares, VWAP Shares and Commitment Shares to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance if on any exchange of The Nasdaq Stock Market or if listed on any exchange operated by the New York Stock Exchange, prior to issuance), and shall use commercially reasonable efforts to maintain, so long as any shares of Ordinary Shares shall be so listed, such listing of all such Securities from time to time issuable hereunder. The Company shall use commercially reasonable efforts to comply with the requirements of the Principal Market including the Company’s reporting, filing and other obligations under the Bylaws or Rules and Regulations of the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be expected to result in the delisting or suspension, as applicable of the Ordinary Shares on the Principal Market. The Company shall promptly, and in no event later than four Trading Days after receipt, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Ordinary Shares for listing or trading on the Principal Market; provided, however, that the Company shall not be required to provide the Investor copies of any such notice that the Company reasonably believes constitutes material non-public information and the Company would not be required to publicly disclose such notice in any report or statement filed with the SEC and under the Exchange Act or the Securities Act. Notwithstanding the foregoing, the requirements of this Section 5(c) shall be satisfied to the extent that the contents of such notice are made available through a document filed by the Company with the SEC and available on the SEC’s EDGAR system within the required time period. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5c). The Company shall take commercially reasonable actions necessary to ensure that its Ordinary Shares can be transferred electronically as DWAC Shares.

(d)           Prohibition of Short Sales and Hedging Transactions. The Investor agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11, the Investor and its agents, representatives and affiliates shall not in any manner whatsoever (i) enter into or effect, directly or indirectly, any (x) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Ordinary Shares or (y) hedging transaction, which establishes a net short position with respect to the Ordinary Shares or (ii) be in violation of Regulation SHO.

(e)            Issuance of Commitment Shares. As consideration for the Investor’s commitment to purchase Ordinary Shares under this Agreement, the Company shall issue to the Investor, in Ordinary Shares (the “Commitment Shares”), an aggregate number of Ordinary Shares equal to $300,000.00 over the course of the Agreement. The Company shall issue these Commitment Shares by the Transfer Agent to the Investor an amount of Ordinary Shares equal to $150,000 at a price per share based on the Closing Sale Price of the Ordinary Shares on the day the Investor has purchased an aggregate of $5,000,000 of Shares (the “Threshold Date”), and an additional amount of $150,000 on the day the Investor has purchased an aggregate of $15,000,000; which such shares shall also constitute Commitment Shares. If the Investor crosses $30,000,000 in purchased Ordinary Shares, the Company shall issue an additional $300,000.00 of Ordinary Shares. The Company shall include on the Registration Statement filed with the SEC, all Commitment Shares, provided that, in addition to all other remedies at law or in equity or otherwise under this Agreement, failure to timely do so will result in liquidated damages equal to the value of the Commitment Shares (calculated based on the Closing Sale Price of the Ordinary Shares on the Commitment Shares Determination Date), being immediately due and payable to the Investor at its election in the form of cash payment.

(f)            Due Diligence; Non-Public Information. The Investor shall have the right, from time to time as the Investor may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours upon three Trading Days’ prior written notice; provided, however, that after the Agreement Date, the Investor’s continued due diligence shall not be a condition precedent to the Commencement or to the Investor’s obligation to accept each Single Day Purchase Notice and each VWAP Purchase Notice timely delivered by the Company to the Investor in accordance with this Agreement. The Company and its officers and employees shall provide material information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or may reasonably be considered to constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, if the Investor is holding any Securities at the time of the disclosure of material, non-public information, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, the Company shall have at least two Trading Days to either (i) demonstrate that such information is not material non-public information to the reasonable satisfaction of the Investor or (ii) publicly disclose such material, non-public information prior to any such disclosure by the Investor. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure, so long as the Investor has complied with this Section 5(f). The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

(g)           Purchase Records. The Investor and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each Single Day Purchase and VWAP Purchase or shall use such other method, reasonably satisfactory to the Investor and the Company.

(h)           Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Ordinary Shares to the Investor made under this Agreement. For the avoidance of doubt, any other taxes incurred by the Investor (including any taxes on income resulting from the transactions contemplated by this Agreement) shall solely be the responsibility of the Investor.

(i)             Use of Proceeds. The Company will use the net proceeds from each sale of Purchase Shares hereunder for any general working capital or other corporate purpose at the sole discretion of the Company.

(j)             Other Transactions. During the term of this Agreement (i) the Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Purchase Shares and the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents; (ii) the Company shall not enter into any “equity line” or “standby equity purchase” agreements or any other substantially similar transactions whereby an investor can purchase securities from the Company. The Investor shall be entitled to seek injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required. Notwithstanding the foregoing, the restrictions set forth in this Section 5(j) shall not apply to Ordinary Shares (or securities convertible into Ordinary Shares) issued by the Company as consideration in a bona fide acquisition by the Company of the business, assets, or equity interests of an unaffiliated third-party in an arm’s length business combination transaction approved by the Company’s Board of Directors, the principal purpose of which is not the raising of capital or with respect to an Exempt Issuance. If the agreement expires or is terminated in advance, the matters stipulated in Section 5(j) shall be terminated accordingly.

(k)            Integration. From the date of this Agreement, neither the Company, nor or any of its affiliates will, and the Company shall use its commercially reasonable efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would reasonably be expected to (i) require registration of the offer and sale by the Company to the Investor of any of the Securities under the Securities Act, or (ii) cause this offering of the Securities by the Company to the Investor to be integrated with other offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market, unless in the case of this clause (ii), stockholder approval is obtained before the closing of such subsequent transaction in accordance with the rules of such Principal Market. If the agreement expires or is terminated in advance, the matters stipulated in Section 5(k) shall be terminated accordingly.

(l)             Fees and Expenses. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation and preparation this Agreement, provided, however that the Company shall promptly reimburse the Investor for $10,000 of its legal fees, which the Investor may elect to satisfy in connection with the first purchase of shares of Ordinary Shares under this Agreement, pursuant to which the Investor may be allowed to withhold $10,000 from the first Purchase Amount.

(m)           Bring Down Representations. In addition to a legal opinion to be delivered on the Agreement Date, the Investor shall have the right to request and receive up to once per fiscal quarter, upon five ( days prior written notice, a certificate, executed by the Chief Executive Officer, President or Chief Financial Officer of the Company in the form attached hereto as Exhibit A, certifying that the representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of such date and as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with as of such date. In connection with such quarterly bring down, the company’s counsel shall deliver to the Investor a legal opinion. All legal opinions delivered under this Agreement shall be reasonably acceptable to the Investor.

(n)            Disclosure Schedules. The Company may, from time to time, update the Disclosure Schedules as may be required to satisfy the conditions set forth in Section 8(c) and Section 5(m). Notwithstanding anything in this Agreement to the contrary, no update to the Disclosure Schedule pursuant to this Section 5(n) shall cure any breach of a representation or warranty of the Company contained in this Agreement and made prior to the update and shall not affect any of the Investor’s rights or remedies with respect thereto. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosure contained in any Schedule of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.

(o)           Reasonable Efforts. The Company will use best efforts, following the delivery of any Single Day Purchase Notice and/or VWAP Purchase Notice, to have any Purchase Shares pursuant to such notice delivered to the Investor as soon as practicable following thereof.

(p)           Reserved.

(q)           Compensation For Buy-In On Failure To Timely Deliver Purchase Notice Shares. In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit to the Investor the Purchase Notice Shares in accordance with the provisions of Section 2 above pursuant to a Purchase Notice on or before one Trading Days the case of a Single Day Purchase or five Trading Days in the case of a VWAP Purchase, as applicable, and if after such date the Investor is required by its broker to purchase (in an open market transaction or otherwise) or the Investor’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Investor of the Purchase Notice Shares which the Investor anticipated receiving upon such purchase in accordance with the provisions of Section 2 above (a “Buy-In”), then the Company shall (A) pay in cash to the Investor the amount, if any, by which (x) the Investor’s total purchase price (including reasonable and documented brokerage commissions, if any) for the Ordinary Shares so purchased in the Buy-In exceeds (y) the amount obtained by multiplying (1) the number of Purchase Notice shares that the Company was required to deliver to the Investor in connection such purchase times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Investor, either treat the purchase as rescinded under this Agreement (which would result in no reduction in the Commitment Amount as a result of such attempted purchase) or deliver to the Investor the number of Purchase Notice shares that would have been issued had the Company timely complied with its delivery obligations hereunder. For example, if the Investor purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted purchase with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Investor $1,000. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Investor’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Purchase Notice as required pursuant to the terms hereof.

6.             TRANSFER AGENT INSTRUCTIONS.

On the Commencement Date, the Company shall issue to the Transfer Agent, or any subsequent transfer agent, (i) a form of instruction letter in the form attached hereto as Exhibit C (the “Transfer Agent Instruction Letter”) and (ii) the notice of effectiveness of the Registration Statement in the form attached as an exhibit to the Registration Rights Agreement, in each case to advise the Transfer Agent of the Commencement. All Purchase Shares and Commitment Shares to be issued from and after the Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued only as DWAC Shares. The Company represents and warrants to the Investor that, while this Agreement is in effect, no instruction other than instruction letters in the form of the Transfer Agent Instruction Letter referred to in this Section 6 will be given by the Company to the Transfer Agent with respect to the Purchase Shares or the Commitment Shares from and after Commencement, and the Purchase Shares and the Commitment Shares covered by the Registration Statement shall otherwise be freely transferable on the books and records of the Company. If the Investor effects a sale, assignment or transfer of the Purchase Shares or the Commitment Shares, the Company shall permit the transfer and shall promptly instruct the Transfer Agent (and any subsequent transfer agent) to issue DWAC Shares in such name and in such denominations as specified by the Investor to effect such sale, transfer or assignment. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6, that the Investor shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

7.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF ORDINARY SHARES

The right of the Company hereunder to commence sales of the Purchase Shares as of the Commencement Date is subject to the satisfaction of each of the following conditions:

(a)            The Investor shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)            The Registration Statement covering the issuance and sale by the Company of the Purchase Shares and Commitment Shares required to be filed by the Company with the SEC pursuant to Section 2(a) of the Registration Rights Agreement shall have been declared effective under the Securities Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC; and

(c)            The representations and warranties of the Investor shall be true and correct in all material respects as of the Agreement Date and as of the Commencement Date as though made at that time, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date.

8.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE SHARES OF ORDINARY SHARES.

The obligation of the Investor to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions:

(a)            The Company shall have executed each of the Transaction Documents and delivered the same to the Investor;

(b)           All of the Commitment Shares shall have been issued to the Investor.

(c)            The Ordinary Shares shall be quoted on the Principal Market, subject only to customary conditions, trading in the Ordinary Shares shall not have been within the last 365 days suspended by the SEC or the Principal Market, and all Ordinary Shares representing Securities to be issued by the Company to the Investor pursuant to this Agreement shall be eligible for quotation on the Principal Market in accordance with the applicable Rules and Regulations of the Principal Market.

(d)           The Investor shall have received the opinions and negative assurances of the Company’s legal counsel, dated as of the Commencement Date, substantially in the forms heretofore agreed by the parties hereto;

(e)            The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of the Agreement Date and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Investor shall have received a certificate, executed by the Chief Executive Officer, President or Chief Financial Officer of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f)            The Board of Directors shall have adopted resolutions approving the transactions contemplated hereby, which resolutions shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)            As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Ordinary Shares a sufficient number of shares of Ordinary Shares solely for the purposes of effecting purchases of Purchase Shares hereunder and the issuance of Commitment Shares hereunder;

(h)            The Company shall have delivered to the Investor a certificate evidencing the good standing of the Company in the Cayman Islands issued by the Registrar of Companies of the Cayman Islands as of a date within 10 Trading Days of the Commencement Date;

(i)             The Company shall have delivered to the Investor a certified copy of the Memorandum and Articles of Association as certified by the Registrar of Companies of the Cayman Islands within 2 Business Days of the Commencement Date;

(j)             The Company shall have delivered to the Investor an officer’s certificate executed by the Chief Financial Officer of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit B;

(k)            The Registration Statement covering the issuance and sale of the Purchase Shares and the Commitment Shares shall have been declared effective under the Securities Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC at the time of the delivery of any Single Day Purchase Notice or VWAP Purchase Notice. The Company shall have prepared and filed with the SEC, not later than one (1) Trading Day after the effective date of the Registration Statement, a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby. The Current Report shall have been filed with the SEC as required pursuant to Section 5(a). All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC at or prior to the Commencement Date pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act;

(l)             No Suspension Event has occurred, or any event which, after notice and/or lapse of time, would become a Suspension Event has occurred;

(m)           All federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by the Transaction Documents and necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been complied with, and all consents, authorizations and orders of, and all filings and registrations with, all federal, state and local courts or governmental agencies and all federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Principal Market, or otherwise required by the SEC, the Principal Market or any state securities regulators;

(n)           No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state or local court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents; and

(o)           No Action or Proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company, or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions, other than any Action or Proceeding disclosed in the SEC Documents or on the Schedules as of the Agreement Date.

9.             INDEMNIFICATION.

In consideration of the Investor’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of its affiliates, stockholders, members, officers, directors and employees and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented out-of-pocket attorneys’ fees and disbursements (the “Indemnified Liabilities”), actually incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document executed by the Company contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than, in the case of this clause (c), with respect to Indemnified Liabilities which directly and primarily result from the fraud, gross negligence, bad faith or willful misconduct of an Indemnitee. The indemnity in this Section 9 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Payment under this indemnification shall be made within 30 days from the date the Investor makes written request for it. provided that the Investor shall promptly reimburse the Company for any portion of such payment that a court of competent jurisdiction determines by final and non-appealable judgment that any such Indemnitee was not entitled to receive hereunder. A certificate containing reasonable detail as to the amount of such indemnification submitted to the Company by the Investor shall be conclusive evidence, absent manifest error, of the amount due from the Company to the Investor. If any action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnitee, in which case the Company shall be responsible for the reasonable and documented out-of-pocket fees and expenses of no more than one such separate counsel.

10.           SUSPENSION EVENTS.

A “Suspension Event” shall be deemed to have occurred at any time as any of the following events occurs and continues, taking into account any applicable grace or cure period:

(a)            the effectiveness of a Registration Statement registering the primary issuance and sale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such Registration Statement (or the Prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Securities or the Commitment Shares to be issued to the Investor under the Transaction Documents, and such lapse or unavailability continues for a period of 10 consecutive Trading Days or for more than an aggregate of 30 Trading Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company withdraws a Registration Statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one Registration Statement with another Registration Statement, including (without limitation) by withdrawing a prior Registration Statement when it is effectively replaced with a new Registration Statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or withdrawn) Registration Statement that have not theretofore been resold are included in the superseding (or new) Registration Statement);

(b)            the suspension of the Ordinary Shares from trading on the Principal Market for a period of one Trading Day (other than in connection with a general suspension of trading of all securities on the Principal Market), provided that the Company may not direct the Investor to purchase any shares of Ordinary Shares during any such suspension;

(c)            the failure for any reason by the Transfer Agent to issue Purchase Shares to the Investor within one Trading Day after the applicable Purchase Date;

(d)            the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach would reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five consecutive Trading Days;

(f)            if the Company, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company for so long as such order, decree or similar action remains in effect; or

(h)           if at any time the Company is not eligible to transfer its Ordinary Shares electronically as DWAC Shares.

In addition to any other rights and remedies under applicable law and this Agreement, so long as a Suspension Event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become a Suspension Event has occurred and is continuing, the Company shall not, and shall have the right to, deliver to the Investor any Purchase Notice, and the Investor shall not be obligated to purchase any securities from the Company hereunder.

11.           TERMINATION

This Agreement may be terminated only as follows:

(a)            If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (any of which would be a Suspension Event as described in Sections 10(f), 10(g) and 10(h) hereof), this Agreement shall automatically terminate without any liability or payment to the Company (except as set forth below) without further action or notice by any Person.

(b)            In the event that (i) the Company fails to file the Registration Statement with the SEC within the period specified in this Agreement in accordance with the terms of the Registration Rights Agreement or (ii) the Commencement shall not have occurred on or before the one year anniversary of the Agreement Date, due to the failure to satisfy the conditions set forth in Sections 7 and 8 above with respect to the Commencement, then, in the case of clause (i) above, this Agreement may be terminated by the Investor at any time prior to the filing of the Registration Statement and, in the case of clause (ii) above, this Agreement may be terminated by either party at the close of business on the one year anniversary of the Agreement Date or thereafter, in each case without liability of such party to the other party (except as set forth below); provided, however, that the right to terminate this Agreement under this Section 11(b) shall not be available to any party if such party is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of such party contained in this Agreement fails to be true and correct such that the conditions set forth in Section 7(c) or Section 8(e), as applicable, could not then be satisfied.

(c)            At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one Trading Day after it has been received by the Investor, and is subject to the Company having satisfied all of its existing Purchase Notice Shares and Commitment Share delivery obligations, and any other obligations, prior to the termination date.

(d)            This Agreement shall automatically terminate on the date that the Company sells and the Investor purchases the lesser of (i) the full Commitment Amount or (ii) an amount of shares of Ordinary Shares constituting the Exchange Cap, as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

(e)            If, for any reason or for no reason, the full Commitment Amount has not been purchased in accordance with Section 2 of this Agreement by the Maturity Date, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

Except as set forth in Sections 11(a) (in respect of a Suspension Event under Sections 10(f), 10(g) and 10(h)), 11(d) and 11(e), any termination of this Agreement pursuant to this Section 11 shall be effected by written notice from the Company to the Investor, or the Investor to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties and covenants of the Company and the Investor contained in Sections 3, 4, 5, and 6 hereof, the indemnification provisions set forth in Section 9 hereof and the agreements and covenants set forth in Sections 10, 11 and 12 shall survive the execution and delivery of this Agreement and any termination of this Agreement. No termination of this Agreement shall (i) affect the Company’s or the Investor’s rights or obligations under (A) this Agreement with respect to pending Single Day Purchases or VWAP Purchases and the Company and the Investor shall complete their respective obligations with respect to any pending Single Day Purchases and VWAP Purchases under this Agreement and (B) the Registration Rights Agreement, which shall survive any such termination, or (ii) be deemed to release the Company or the Investor from any liability for intentional misrepresentation or willful breach of any of the Transaction Documents. The upper limit of compensation under Section 9 shall not exceed 10% of the amount paid by the investor for the purchase of shares.

12.           MISCELLANEOUS.

(a)            Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or cause of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California . The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California for the purpose of any Action or Proceeding arising out of or based upon this Agreement, (b) agree not to commence any Action or Proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action or Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action or proceeding is brought in an inconvenient forum, that the venue of the Action or Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this agreement, the other transaction documents, the securities or the subject matter hereof or thereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims (including negligence), breach of duty claims, and all other common law and statutory claims. This section has been fully discussed by each of the parties hereto and these provisions will not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

(b)            Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(c)            Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)            Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)            Entire Agreement. The Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the subject matter thereof, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in the Transaction Documents.

(f)            Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered and received: (i) upon receipt when delivered personally; (ii) upon receipt when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

East Floor 5, Building No. 8, Xishanhui

Shijingshan District, Beijing 100041

People’s Republic of China

Attention:

E-mail:

If to the Investor:

HIGH WEST PARTNERS LLC

23371 Mullholland Drive, Suite 228

Woodland Hills, CA 91364

Attention:

E-mail:

or at such other address and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s email account containing the time, date, and recipient email address, as applicable or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

(h)            No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, except as set forth in Section 9 with respect to those persons entitled to indemnity thereunder, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)             Publicity. The Company shall afford the Investor and its counsel with the opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, SEC filing or any other public disclosure by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Securities, the Transaction Documents or the transactions contemplated thereby (other than any press release, SEC filing or other public disclosure that contains disclosures substantially similar to disclosures previously reviewed by the Investor or its counsel), not less than 24 hours prior to the issuance, filing or public disclosure thereof. The Investor must be provided with a final version of any portion of such press release, SEC filing or other public disclosure relating to the Investor, its purchases hereunder or any aspect of the Securities, the Transaction Documents or the transactions contemplated thereby at least 24 hours prior to any release, issuance, filing or use by the Company thereof.

(j)             Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to consummate and make effective, as soon as reasonably possible, the Commencement, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)            No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Investor that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Investor represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Company shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by the Company relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim made by a third party for any such fees or commissions of any financial advisor, placement agent, broker or finder engaged by the Company.

(l)             No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. In addition, each and every reference to share prices and shares of Ordinary Shares in this Agreement shall be subject to adjustment as provided in this Agreement for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

(m)           Remedies, Other Obligations, Breaches and Injunctive Relief. The Investor’s remedies provided in this Agreement, including, without limitation, the Investor’s remedies provided in Section 9, shall be cumulative and in addition to all other remedies available to the Investor under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor’s right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(n)           Enforcement Costs. In the event that (i) any Action to enforce this Agreement is commenced or is enforced by the Investor through any legal proceeding; (ii) an attorney is retained to represent the Investor in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Agreement; or (iii) subject to Section 9 hereof, an attorney is retained to represent the Investor in any other proceedings whatsoever in connection with this Agreement, then the Company shall pay to the Investor, as incurred by the Investor, all reasonable costs and expenses including reasonable attorneys’ fees incurred in connection therewith, in addition to all other amounts due hereunder.

(o)           Amendment and Waiver; Failure or Indulgence Not Waiver. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

** Signature Page Follows **

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be duly executed as of the Agreement Date.

THE COMPANY:

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

By:
Name: Lina Jiang
Title: Chairwoman of the Board and Chief Executive Officer

INVESTOR:

HIGH WEST PARTNERS LLC

By:
Name: Dmitriy Slobodskiy Jr
Title: Founder

Signature Page to Securities Purchase Agreement

EXHIBITS

Exhibit A - Form of Officer’s Certificate

Exhibit B - Form of CEO’s Certificate

Exhibit C - Form of Instruction Letter

Exhibit D - Form of Purchase Notice

Exhbit E – Disclosure Schedule

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 8(e) of that certain Securities Purchase Agreement dated as of [___________, 2026, (“Purchase Agreement”), by and between BAOSHENG MEDIA GROUP HOLDINGS LIMITED, a Cayman Islands exempted company (the “Company”), and HIGHWEST PARTNERS LLC (the “Investor”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

The undersigned, ___________, ______________ of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1.             I am the _____________ of the Company and make the statements contained in this Certificate;

2.             The representations and warranties of the Company in the Purchase Agreement, as qualified by the SEC Documents, are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 of the Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date);

3.             The Company has performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

4.             The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ___________.

Name:
Title:

Exhibit A-1

The undersigned as [________________] of BAOSHENG MEDIA GROUP HOLDINGS LIMITED a Cayman Islands exempted company, hereby certifies that ___________ is the duly elected, appointed, qualified and acting ________ of BAOSHENG MEDIA GROUP HOLDINGS LIMITED and that the signature appearing above is his genuine signature.

Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 8 of that certain Securities Purchase Agreement dated as of July __, 2026 (“Purchase Agreement”), by and between BAOSHENG MEDIA GROUP HOLDINGS LIMITED a Cayman Islands exempted company (the “Company”), and HIGH WEST PARTNERS LLC (the “Investor”), pursuant to which the Company may sell to the Investor up to Thirty Million Dollars ($30,000,000) of the Company’s Ordinary Shares, par value $0.0096 per share (the “Ordinary Shares”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

The undersigned, ____________, Chief Executive Officer of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1.             I am the Chief Executive Officer of the Company and make the statements contained in this Chief Executive Officer’s Certificate.

2.             Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s Bylaws and Articles of Incorporation (“Charter”), in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Charter.

3.             Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) [at a meeting held on _____________, at which a quorum was present and acting throughout][by unanimous written consent]. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Board of Directors, or any committee thereof, or the stockholders of the Company relating to or affecting (i) the entering into and performance of the Purchase Agreement, the Registration Rights Agreement and the other Transaction Documents, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares, and (ii) and the performance of the Company of its obligations under each of the Transaction Documents as contemplated therein.

4.             As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

Exhibit B-1

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ____________, 202__.

[NAME]
Chief Executive Officer

The undersigned as [________________] of BAOSHENG MEDIA GROUP HOLDINGS LIMITED a Cayman Islands exempted company, hereby certifies that ___________ is the duly elected, appointed, qualified and acting ________ of BAOSHENG MEDIA GROUP HOLDINGS LIMITED and that the signature appearing above is his genuine signature.

[NAME]

[TITLE]

Exhibit B-2

EXHIBIT C

FORM OF INSTRUCTION LETTER

[COMPANY LETTERHEAD]

[________], 202[_]

[_______________]

[_______________]

Attention: [_______________]

Email: [_______________]

Re: Issuance of Ordinary Shares to High West Partners LLC

Dear ________,

You are hereby instructed, as Transfer Agent and Registrar of the Ordinary Shares, par value $0.0096 per share (the “Ordinary Shares”) of BAOSHENG MEDIA GROUP HOLDINGS LIMITED (the “Company”), to issue to the purchaser identified in Appendix A hereto (the “Purchaser”) the number of shares of Ordinary Shares set forth beside the name of the Purchaser (the “Shares”) in connection with the Company’s exercise of certain rights pursuant to the terms of that certain Securities Purchase Agreement, dated July [__], 2026, by and between the Company and the Purchaser, to be issued out of the applicable Company’s reserve(s) set forth beside the name of the Purchaser, and to cause such shares of Ordinary Shares to be electronically credited through the “DWAC” system of the Depository Trust Company in accordance with the information set forth in Appendix A.

The resale of the Shares is registered with the Securities and Exchange Commission on the Company’s effective Registration Statement(s) as set forth in Appendix A. The Shares may be issued free of any restrictions upon the transfer thereof and without any restrictive legends on the certificates therefor.

Thank you very much for your help.

Please call me at ______________ if you have any questions or need anything further.

(Signature page follows)

Very truly yours,

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

BY:
[name]
[title]

Exhibit C-1

APPENDIX A

Name of Purchaser	Shares	Company Reserve	Registration Statement	DTC Participant #	DTC Account #
HIGH WEST PARTNERS LLC	[•]	[•]	Form F-3 (File No. 333-[•])	[•]	[•]

Exhibit C-2

EXHIBIT D

FORM OF PURCHASE NOTICE

TO: HIGH WEST PARTNERS LLC

We refer to the Securities Purchase Agreement, dated as of July __, 2026, (the “Agreement”), entered into by and between BAOSHENG MEDIA GROUP HOLDINGS LIMITED, LTD., and High West Partners LLC. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby initiate a ________________ Purchase under the Agreement, and thereby:

1) Give you notice that we require you to purchase __________ Purchase Shares at the __________ Purchase Price; and

2) Certify that, as of the date hereof, the conditions set forth in Section 8 of the Agreement are satisfied.

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

By:
Name:
Title:

EXHIBIT E

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 4 of the Securities Purchase Agreement dated as of July 10, 2026 (the “Agreement”) by and between BAOSHENG MEDIA GROUP HOLDINGS LIMITED, a Cayman Islands exempted company (the “Company”) and; HIGH WEST PARTNERS LLC, a California limited liability company (the “Investor”), and should be considered an integral part of the Agreement.

Unless the context otherwise requires, all capitalized terms that are used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers in Section 4 of the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other sections hereof where it is reasonably apparent on its face that such disclosure is applicable, whether or not a specific cross reference is included.

No disclosure in this Disclosure Schedule relating to any possible breach, conflict, default or violation of any contract or law or otherwise shall be construed as an admission or indication of any liability or that any breach, conflict, default or violation exists or has actually occurred.

The headings contained in this Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule.

Section 4(h)

The China Proceedings

On June 3, 2025, a director of the Company was served with a complaint filed by three institutional investors in the Beijing Fourth Intermediate People’s Court, alleging five defendants, including the director, engaged in corporate mismanagement that caused a significant decline in the value of the Company’s stock held by the investor, and seeking damages of RMB 47,249,848 (approximately US$6.59 million). The Beijing Fourth Intermediate People’s Court has split the case into three separate cases, with each of the three institutional investors serving as plaintiff, and transferred these three cases to the Beijing Shijingshan District People’s Court for trial. The claims and defendants in the three cases remain unchanged, with the case amounts adjusted to RMB 12,245,087, RMB 14,001,912, and RMB 21,002,849, respectively. An initial hearing was held before the Beijing Shijingshan District People’s Court on June 23, 2026, where the parties submitted evidence to the presiding judge. As of current date, the Company is awaiting the next hearing to be fixed by the court.

In 2019, Horgos Baosheng Advertising Company Limited (“Horgos Baosheng”) brought a breach of contract claim against Qingdao Xingyuan Automobile Information Technology Co., Ltd. (“Qingdao Xingyuan”) and sought recovery of RMB3.85 million in aggregate. On December 21, 2020, the reviewing court entered a judgment, ruling in favor of Horgos Baosheng and requiring Qingdao Xingyuan to compensate Horgos Baosheng RMB3.25 million and an extra penalty calculated based on the loan prime rate from August 28, 2019 to the actual date of payment. As of current date, the judgment is under the stage of enforcement.

In April 2020, Beijing Baosheng Network Technology Co., Ltd. (“Beijing Baosheng”) brought a breach of contract claim against Guangzhou Aiyou Information Technology Co. Ltd. (“Guangzhou Aiyou”) and sought recovery of RMB1,255,000 in aggregate. On August 22, 2020, the Beijing arbitration committee entered a judgment, ruling in favor of Beijing Baosheng and requiring Guangzhou Aiyou to compensate Beijing Baosheng RMB1,255,000, with a penalty of RMB592,360, and an extra daily penalty of 0.05%, calculated from April 21, 2020 to the actual date of payment, and arbitration-related expenses. On November 17, 2020, Beijing Baosheng filed a request with Guangzhou Intermediate People’s Court, seeking to mandatorily enforce the judgment. As of current date, the judgment is under the stage of enforcement.

In January 2022, Beijing Baosheng brought a breach of contract claim against Beijing Hekai Qianyu Intelligent Technology Co., Ltd. (“Hekai Qianyu”) and Beijing Zhigu Education Technology Co., Ltd. (“Zhigu Education”) and Mr. Hongpeng Yao (the legal representatives of both Hekai Qianyu and Zhigu Education) in the Beijing Dongcheng District People’s Court and sought recovery of RMB756, 000 (approximately $118,681) and related liquidated damages. Beijing Baosheng subsequently withdrew its action against Zhigu Education and agreed to resolve this dispute with the other two defendants through court mediation. On March 25, 2022, the court issued a civil mediation statement confirming that the parties had reached the following agreement: (1) Hekai Qianyu shall pay Beijing Baosheng RMB756,000 (approximately $118,681) by April 24, 2022, and in case of any late payment of the foregoing, an additional daily penalty calculated from April 25, 2022 to the actual date of payment shall be imposed; (2) Mr. Hongpeng Yao assumes jointly and several liability for the payment under item (1); and (3) the litigation-related expenses shall be borne by Hekai Qianyu and Mr. Hongpeng Yao. On April 25, 2022, Beijing Baosheng filed a request with the court, seeking to mandatorily enforce the settlement. As of current date, the settlement is under the stage of enforcement, and Beijing Baosheng has not yet received any payment from the defendants.

In March 2022, Horgos Baosheng brought a breach of contract claim against Beijing Aipu New Media Technology Co., Ltd. (“Aipu”) in the Beijing Haidian District People’s Court and sought recovery of RMB1,783,834.04 (approximately $270,102) and related liquidated damages. On March 14, 2022, Horgos Baosheng applied for reservation of Aipu’s property in an amount of RMB1,783,834.04 (approximately $270,102) and said application was approved by the court on March 17, 2022. On February 10, 2023, Horgos Baosheng applied for extension for reservation of Aipu’ s property in an amount of RMB1,783,834.04 (approximately $270,102), and the court approved the extension of reservation to March 17, 2024. Due to the court’s reason, Horgos Baosheng withdrew the case filed at the Beijing Haidian District People’s Court. On January 24, 2024, Horgos Baosheng brought a breach of contract claim against Aipu in the Beijing Haidian District People’s Court again. The court held the hearings on September 10, 2024 and October 21, 2024. During the hearing, Horgos Baosheng was informed that the property reserved by Horgos Baosheng had been used for Aipu’s employee dispute and there was no property available for reservation. As of current date, Horgos Baosheng has not yet received any payment from the defendants. Horgos Baosheng intends to file for enforcement.

In April 2022, the Beijing Dongcheng District People’s Court accepted a breach of contract case filed by Beijing Baosheng, as the complainant, and Beijing Kaikeba, as the defendant. In this case, Beijing Baosheng sought recovery of RMB2,197,472.35 (approximately $319,732.23) and related liquidated damages from Beijing Kaikeba. On July 11, 2022, the court issued a civil mediation statement confirming that the parties had reached an agreement that, among others, Beijing Kaikeba agreed to pay Beijing Baosheng the service fee for the period from January 1, 2022 to March 31, 2022, in an amount of RMB 2,197,472.35 (approximately $317,974.25) in three installments by the end of 2022. As of current date, Beijing Baosheng has not received any payment from Beijing Kaikeba. Given that Beijing Kaikeba currently has no assets, the court enforcement procedures against Beijing Kaikeba has been terminated in April 2023. In the event that the court or Beijing Baosheng locates any asset of Beijing Kaikeba, Beijing Baosheng will be able to apply for resumption of the enforcement procedures against Beijing Kaikeba.

In April 2022, the Beijing Haidian District People’s Court accepted a breach of contract case, filed by Beijing Baosheng as the complainant and Beijing Kaikeba Technology Co., Ltd. (“Beijing Kaikeba”), Huike Education Technology Group Co., Ltd., Hangzhou Kaikeba Technology Co., Ltd. (“HZ Kaikeba”), and Fang Yechang, as the defendants. In this case, Beijing Baosheng sought recovery of RMB34,436,345.13 (approximately $5,010,488.22) and related liquidated damages from Beijing Kaikeba, HZ Kaikeba, and Fang Yechang. The court has a ruling in favor of Beijing Baosheng and requiring Beijing Kaikeba and Fang Yechang to compensate Beijing Baosheng the outstanding service fee of RMB35,781,421.17 (US$5,039,707.77), with liquidated damages of RMB2,620,526.68 (US$369,093.46), and court expenses and reservation expenses. The case is now under enforcement procedures.

In April 2022, the Beijing Haidian District People’s Court accepted a breach of contract case filed by Beijing Baosheng, as the complainant, and Beijing Kaikeba, HZ Kaikeba, and Fang Yechang, as the defendants. In this case, Beijing Baosheng sought recovery of RMB4,756,957.57 (approximately $692,137.33) and related liquidated damages from defendants. On February 27, 2023, the People’s Court of Hangzhou Yuhang District ruled to accept the bankruptcy liquidation case of HZ Kaikeba and requested the creditors of HZ Kaikeba file their claims by April 21, 2023. Beijing Baosheng has filed its creditor claims involved in this case against HZ Kaikeba following the bankruptcy procedures. The bankruptcy administrator confirmed Beijing Baosheng’s rights as a creditor (including the principal debt amount of RMB35,781,421.17 (US$5,039,707.77), and the amount of liquidate damages RMB2,620,526.68 (US$369,093.46). Beijing Baosheng accepted the bankruptcy administrator’s decision and then withdrew the case filed at the Beijing Haidian District People’s Court. As of current date, Beijing Baosheng is waiting for the administrator’s notice of the subsequent procedures.

In November 2022, Beijing Baosheng brought a breach of contract claim against Shanghai Yituo Information Technology Co., Ltd. (“Yituo”) in the Shanghai Jinshan District People’s Court and sought recovery of RMB50,843.31 (approximately $7,383) and related liquidated damages. The court held the hearings on February 14, 2023 and March 27, 2023. The court entered a judgment on April 11, 2023, ruling in favor of Beijing Baosheng. The judgment was served to Beijing Baosheng on April 24, 2023, and became final and binding on the parties as Yituo did not file any appeals against the judgement before May 9, 2023. As of current date, Beijing Baosheng has not yet received any payment from the defendants. Given that Yituo had no assets, the court enforcement procedures against Yituo were terminated on August 30, 2023. In the event that the court or Beijing Baosheng locates any asset of Yituo, Beijing Baosheng will be able to apply for resumption of the enforcement procedures against Yituo.

On November 10, 2022, the Beijing Shijingshan District People’s Court accepted a contract claim case filed by Beijing Baosheng, as the complainant, and Fang Yechang and his spouse, as defendants. In this case, Beijing Baosheng requested the defendants to assume joint and several guarantee liability for Beijing Kaikeba’s debt to Beijing Baosheng in an amount of RMB2,197,472.35 (approximately $319,732.23). As of current date, Baosheng is waiting for the court’s notice on the hearing.

In December 2022, the Beijing Chaoyang District People’s Court accepted a breach of contract case filed by Beijing Baosheng, as the complainant and Beijing Zhijin Dapeng Education Technology Co., Ltd. (“Dapeng”), as the defendant. In this case, Beijing Baosheng sought recovery of RMB435,731.02 (approximately $63,271) and related liquidated damages from Dapeng. Later in February 2023, Beijing Baosheng submitted additional evidence to the court. The court hearing was held on September 20, 2023. On January 31, 2024, the court approved Beijing Baosheng’s application for reservation of the bank accounts of Dapeng. The court has a ruling in favor of Beijing Baosheng and requiring Dapeng to compensate Beijing Baosheng the service fee of RMB435,731.02 (US$63,271) and related liquidated damages. As of current date, Beijing Baosheng has not yet received any payment from the defendant.

In April 2023, the Beijing Shijingshan People’s Court accepted a contract claim case filed by Beijing Baosheng, as the complainant, and Fang Yechang and his spouse, as defendants. In this case, Beijing Baosheng requested the defendants to assume joint and several guarantee liability for Beijing Kaikeba’s debt to Beijing Baosheng in an amount of RMB2,715,663.75 (US$382,493.24). On November 16, 2023, the court issued a civil mediation statement confirming that the parties had reached settlement that the defendants will compensate Beijing Baosheng RMB 2,715,663.75 and assume the court expenses. As of current date, Beijing Baosheng has not received any payment from the defendants. Beijing Baosheng has filed a request with the court, seeking to mandatorily enforce the settlement.

On April 16, 2024, Beijing Haidian District People’s Court accepted a case filed by Beijing Baina Network Information Technology co., Ltd. (“Baina”) as the plaintiff, with Horgos Baosheng and Beijing Baosheng as the defendants. In this case, Baina sought the refund of the deposit and the account balance totaling RMB6,647,027.8 (approximately US$936,260.4). Baina voluntarily withdrew its claim on December 31, 2025.

The U.S. Proceedings

On March 1, 2024, the Company was served a complaint regarding a lawsuit brought by three institutional investors (the “Plaintiffs”) against the Company and certain other parties, filed with the United States District Court of the Southern District of New York (the “SDNY”), alleging that the Company violated Section 11 and Section 12 of the Securities Act of 1933, as amended, by including untrue statements of material facts and omitting to state material facts required to make the statements therein not misleading, in its registration statement on Form F-1, as amended (File No. 333-239800), which was declared effective by the SEC on February 5, 2021. On March 17, 2021, two institutional investors, which are also two of the Plaintiffs, purchased 1,960,784 units from the Company pursuant to a securities purchase agreement, with each unit consisting of one ordinary share of the Company and one warrant to purchase one half of one ordinary share of the Company, for an aggregate purchase price of US$10 million. On March 5, 2024, the Plaintiffs filed an amended complaint and served the Company on March 6, 2024. The Company filed a motion to dismiss on May 22, 2024, which was subsequently dismissed by the court without prejudice to refile after the Plaintiffs sought leave to file a third amended complaint on July 16, 2024. The Plaintiffs filed the third amended complaint on November 1, 2024, with the court’s approval. On December 20, 2024, the Company filed a motion to dismiss the third amended complaint. In response to the Plaintiffs’ opposition to the Company’s motion to dismiss, filed on February 7, 2025, the Company submitted its reply brief on March 7, 2025, in further support of its motion to dismiss. As of current date, the SDNY has denied the Company’s motion to dismiss the complaint, and the litigation is proceeding to the next phase of answering the complaint and discovery.

Cayman Islands Proceedings

On April 10, 2024, Orient Plus International Limited (the “Petitioner”) filed with the Grand Court of the Cayman Islands a winding up petition (“Petition”), seeking an order that the Company be wound up pursuant to Section 92(e) of the Cayman Islands Companies Act (2023 Revision), claiming that the management of the Company have acted unfairly and/or oppressively towards the Petitioner, the other investors and other minority shareholders, and/or the affairs of the Company have been conducted with a lack of probity, and the Petitioner and the other investors have justifiably lost confidence in the management of the Company. By a summons dated July 10, 2024, the Company applied for an order striking out the Petition, which was heard by the court on October 17, 2024. The court dismissed the summons on October 30, 2024. The legal proceedings are currently ongoing. As of current date, the parties are in the midst of discovery.